Exhibit 99.2

COMPENSATION COMMITTEE CHARTER

(As adopted on February 27, 2003)

The Board of Directors shall appoint annually the Compensation Committee (the “Committee”) and its Chairman. The Committee shall have the mission, responsibilities and authority described below.

I.

Mission Statement of the Committee

The Committee’s basic responsibility is to assure that the executive officers and non-employee directors of the Corporation and its wholly-owned affiliates are compensated effectively in a manner consistent with the stated compensation strategy of the Corporation, internal equity considerations, competitive practice, and any relevant requirements of law. Acting on behalf of the Board, the Committee shall (a) discharge the Board’s responsibilities relating to compensation of the Corporation’s executive officers and non-employee directors and (b) produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, in accordance with applicable rules and regulations.

II.

Composition and Meetings of the Committee

The Committee shall be comprised of not less than three directors, each of whom shall meet the independence requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”). Each member of the Committee shall also be an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3(b)(3) of the Securities and Exchange Commission. The members shall be nominated by the Nominating and Governance Committee and appointed annually to one-year terms by the Board. The Nominating and Governance Committee shall recommend, and the Board shall designate, one member of the Committee as Chairman. The members shall serve until their resignation, retirement, removal by the Board or until their successors shall be appointed and qualify. No member of the Committee shall be removed except by majority vote of the independent directors (as defined by Nasdaq) then in office.

The members of the Committee shall have (i) knowledge of the Corporation’s history and business and the competitive environment in which it operates, (ii) knowledge of the fundamental principles underlying executive compensation in public companies and (iii) the ability to make sound judgments and provide wise counsel with respect to the critical and sensitive issues involved in establishing and monitoring executive compensation.

The Committee shall hold at least two meetings each year and others as determined by the Committee or its Chairman. A majority of the members of the Committee shall constitute a quorum. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Corporation.

III.

Responsibilities and Functions of the Committee

The Committee shall have the following responsibilities and functions, and shall also perform such additional duties and have such additional responsibilities and functions as the Board of Directors may from time to time determine:

1.

Review from time to time and approve the Corporation’s stated compensation strategy to ensure that management is rewarded appropriately for its contributions to the growth and profitability of the Corporation and that the executive compensation strategy supports business objectives and shareholder interests;

2.

Make recommendations to the Board of Directors concerning the compensation and benefits of the Chief Executive Officer (the “CEO”) and, in consultation with the CEO, make recommendations to the Board of Directors concerning the compensation and benefits of the executive officers other than the CEO; provided, however, that, the Committee shall have full decision-making powers with respect to compensation for executive officers to the extent such compensation is intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code;

3.

At least annually, review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other things, the Corporation’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Corporation’s CEO in past years;

4.

Make recommendations to the Board of Directors regarding all employment agreements, severance arrangements, and change in control agreements with respect to executive officers, and regarding any other contracts of the Corporation with any executive officer for remuneration and benefits (whether in the form of a pension, deferred compensation or otherwise);

5.

Serve as the administrator of the Corporation’s executive incentive programs, establish rules and regulations with respect to the administration of such plans, approve all incentive awards for executive officers and approve, subject, where appropriate, to submission to the Corporation’s shareholders, all new incentive plans for executive officers and any amendments or modifications to existing plans;

6.

Prepare and approve the Compensation Committee report to be included in each annual proxy statement and review other executive compensation-related information to be included in proxy statement and other filings with the Securities and Exchange Commission;

7.

At least annually, review the compensation of non-employee directors, and when appropriate, make recommendations to the Board of Directors concerning changes in such compensation;

8.

When appropriate, form and delegate authority to subcommittees, and obtain advice and assistance from internal or external legal, accounting or other advisors;

9.

Have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or other executive compensation and to approve the consultant’s fees and other retention terms.

10.

Review and reassess the performance of the Committee and the adequacy of this Charter annually and recommend any proposed changes to this Charter to the Board of Directors for approval; and

11.

Make a report of all Committee meetings to the Board of Directors at the next meeting of the Board of Directors. The report of the Committee regarding its evaluation of the performance and/or compensation of the executive officers who are current employees of the Corporation and serve as members of the Board of Directors will be made in executive session and executive officers who are current employees of the Corporation and serve as members of the Board of Directors shall not be present during the report of the Committee.

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